Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
General Electric Capital Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-160487 and 333-178262) on Form S-3 and in the registration statement (No. 333-164631) on Form S-4 of General Electric Capital Corporation, of our report dated February 24, 2012, relating to: (i) the statement of financial position of General Electric Capital Corporation and consolidated affiliates as of December 31, 2011 and 2010, (ii) the related statements of earnings, changes in shareowner’s equity and cash flows for each of the years in the three-year period ended December 31, 2011, (iii) the related financial statement schedule, and (iv) the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of General Electric Capital Corporation.  Our report refers to a change in the method of accounting for consolidation of variable interest entities in 2010 and a change in the methods of accounting for impairment of debt securities, business combinations and noncontrolling interests in 2009.

/s/ KPMG LLP
KPMG LLP
Stamford, Connecticut
February 24, 2012